Exhibit 99.1
                                  News Release
September 1, 2000                                        Symbols: WIZ - CDNX
                                                                  WIZZF - OTC BB

  WSI INTERACTIVE APPOINTS FOUNDER OF STOCKGROUP.COM TO ITS BOARD OF DIRECTORS

WSi Interactive is pleased to announce the appointment of Marcus New as a director of WSi. Mr. New is the founder, Chairman and CEO of Stockgroup.com and is an acknowledged authority on investing on the Internet. He has been an invited guest speaker to the New York Society of Security Analysts where his speech was transmitted on NBC's Private Financial Network, Florida Money Show, and Greenline Investor Conferences. He has also appeared on national television broadcasts including CNBC, Bloomberg Radio, CNN/fn, Investors On Line and others. Mr. New is also a director of Investrend Inc., the "for profit" company for the Investor Research Institute headquartered in New York.

Mr. New brings extensive business experiences in the public markets including developing strategic alliances, forming partnerships, contract negotiations and reviewing businesses. Stockgroup.com of which Mr. New is CEO has more than 400 public companies as clients and has relationships with Yahoo, Isyndicate, ON24, Screaming Media, Avantgo, and many others. In addition, Stockgroup.com has business interests in Asia.

WSi president, Theo Sanidas, is delighted with Mr. New's decision to join the Board. "We welcome Marcus to WSi. With his proven leadership abilities, contacts, and international business experience, Marcus will make a real contribution to the growth and development of WSi."

WSi wishes to announce that James L. Harris had previously resigned as a director, but will remain an integral part of the WSi team in his role as corporate secretary. He has resigned in order to concentrate on his legal practice and role as WSi corporate counsel. Randy Buchamer will be stepping down as a director of the firm as the company has asked Mr. Buchamer to become more active in the day to day operations of WSi. Management wishes to thank Mr. Harris and Mr. Buchamer for their contribution to the Board this past year.

THE BUSINESS OF WSI

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on content and infrastructure opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using its experience to help Internet companies to build traffic, develop brands, and capitalize on a variety of revenue streams.
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To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to INFO@WS-I.COM / fax: 1-877-499-5806.

Investor Relations Toll Free: 1-888-388-4636
Website:  WWW.WS-I.COM

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.